Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

February 5, 2004

SpectraSite, Inc.
400 Regency Forest Drive
Cary, NC 27511

SpectraSite, Inc.
Registration Statement on Form S-1 (the “Abbreviated Registration Statement”)
incorporating Registration Statement on Form S-1
Registration No. 333-112154 (the “Prior Registration Statement”)

Dear Ladies and Gentlemen:

     In connection with the above-captioned Registration Statement, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules”), you have requested that we furnish our opinion as to the legality, for sale thereunder, of up to 1,150,000 shares (the “Shares”) of common stock, par value $0.01 per share, of SpectraSite, Inc., a Delaware corporation (the “Company”), that are currently outstanding that may be offered by certain stockholders of the Company (including outstanding shares that may be offered by certain stockholders of the Company upon exercise of the underwriters’ over-allotment option).

SpectraSite, Inc.	2

     In connection with the furnishing of this opinion, we have reviewed the Registration Statement (including any amendments thereto), the form of the Underwriting Agreement included as Exhibit 1.1 to the Prior Registration Statement, the Company’s Third Amended and Restated Certificate of Incorporation included as Exhibit 3.1 to the Prior Registration Statement, the Company’s Second Amended and Restated By-laws included as Exhibit 3.2 to the Prior Registration Statement and records of certain corporate proceedings of the Company. We have examined and relied upon representations as to factual matters contained in certificates of officers of the Company. We have also made such other investigations of fact and law and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates or other instruments, and upon such factual information otherwise supplied to us, as in our judgment are necessary or appropriate to render the opinion expressed below.

     In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of original documents to all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents.

     Based upon the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

SpectraSite, Inc.	3

     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware.

     We hereby consent to use of this opinion as an exhibit to the Abbreviated Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus incorporated by reference in the Abbreviated Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP